Exhibit H

PLACEMENT AGENT AGREEMENT

This agreement (the "Agreement"), which may be revised from time to time, is entered into between Northern Trust Securities, Inc., a subsidiary of Northern Trust Corporation (the "Placement Agent"), and NT Equity Long/Short Strategies Fund, a Delaware statutory trust (the "Fund").  In consideration of their mutual promises, the parties agree that the Placement Agent will engage in a "best efforts" offering with respect to the Fund's units of membership interests (the "Units").

1.	Status of the Placement Agent as "Bank", Registered Broker-Dealer or Exempt Entity.

The Placement Agent represents and warrants to the Fund that it is either (i) a "bank" as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("Exchange Act"), (ii) a broker-dealer registered with the U.S. Securities and Exchange Commission, or (iii) an entity exempt from registration requirements in the United States.  The Placement Agent further represents and warrants that it is registered or exempt from registration in all capacities and jurisdictions required by reason of any offers or sales made pursuant to this Agreement.

2.	The Placement Agent as Agent for its Customers.

The parties agree that in each transaction in the Units of the Fund:  (a) the Placement Agent is acting as agent for the customer; (b) each transaction is initiated solely upon the order of the customer; (c) as between the Placement Agent and its customer, the customer will have full beneficial ownership of all Units of the Fund; and (d) each transaction shall be for the account of the customer and not for the account of the Placement Agent.  The Placement Agent shall not have any authority in any transaction to act as agent for the Fund.  The Placement Agent is responsible for its own conduct, for the employment, control and conduct of its employees and agents and for injury to such employees or agents or to others through such employees or agents.  The Placement Agent assumes full responsibility for its employees and agents under applicable laws and agrees to pay all employer taxes relating thereto.  The Placement Agent, in its sole discretion, may retain selling agents and shall be solely responsible for all compensation paid thereto.

3.	Additional Placement Agents.

As set forth in the Confidential Private Offering Memorandum of the Fund (the "Offering Memorandum"), the Placement Agent and/or the Fund may, in their discretion, retain additional placement agents or sub-placement agents.  As used herein, the term "Placement Agent" includes the Placement Agent, any such additional placement agents or sub-placement agents.  Each such additional Placement Agent shall agree to be bound by the terms and conditions of this Agreement and such other agreements as the Fund and/or the Placement Agent deem appropriate.

4.	Execution of Orders for Purchase of Units.

(a)
The Placement Agent reserves the right to refuse to present to the Fund any orders for the purchase of any Units and, pursuant to the terms of the Offering Memorandum, the Fund may refuse to accept any offers to subscribe and may redeem the Units of any client.  No conditional orders will be accepted.  If required by law, each transaction shall be confirmed in writing and, if confirmed, a copy of each confirmation shall be sent simultaneously to the Placement Agent if the Placement Agent so requests.

(b)	The procedures relating to all orders and the handling of them will be subject to the terms of the Offering Memorandum and written instructions from the Fund to the Placement Agent from time to time.
(c)	Payments for Units shall be made as specified in the written instructions from the Fund to the Placement Agent.

5.	Fees Payable to the Placement Agent.

The Fund shall not pay the Placement Agent any fees in connection with the services delivered hereunder.  However, if additional placement agents are retained, the Investment Manager (as defined in the Offering Memorandum) may, in its sole discretion, pay such Placement Agents out of its own funds or charge investors directly.

6.	Delivery of Offering Memorandum to Customers.

The Placement Agent will cause the Fund to deliver or, at the request of the Fund, otherwise cause to be delivered to each customer, at or prior to the time of any purchase of Units, a copy of the Offering Memorandum and other offering materials of the Fund.  The Placement Agent shall not make any representations concerning any Units other than those contained in the Offering Memorandum of the Fund or in any promotional materials or sales literature furnished to the Placement Agent by the Fund.  To the extent offers are made in the United States, the Placement Agent will maintain accurate records of offerees and comply with the requirements of (i) Regulation D under the Securities Act of 1933, as amended, (ii) Section 3(c)(7) of the Investment Company Act of 1940, as amended, and (iii) Rule 4.7 of the Commodity Exchange Act, as amended.

7.	The Placement Agent's Covenants.

The Placement Agent covenants and agrees that it will not offer Units, or solicit offers for Units (a) without first advising and obtaining clearance from the Fund; (b) by means of any written or oral materials or representations unless such materials or representations have been previously approved in writing by the Fund; and (c) except in a manner consistent with the instructions of the Fund and any applicable legal requirements.  The Placement Agent hereby represents and acknowledges that any disclosures required by applicable law have been made and that receipt of payments hereunder do not violate the rules and regulations of any jurisdiction in which sales are subject.

8.	The Fund's Covenants.

The Fund covenants and agrees with the Placement Agent that it will use reasonable efforts at no cost to the Placement Agent to provide to the Placement Agent such copies as may reasonably be requested of (i) the Fund's Offering Memorandum as the same may be revised or supplemented from time to time and (ii) selling or marketing materials which have been prepared by the Fund for use in connection with the offering and issuance of the Units.

9.	Standard of Care.

The Placement Agent shall exercise its best judgment in rendering the services described in this Agreement. The Placement Agent, any of its officers, directors, shareholders, managers, members, partners, any of the employees or agents and/or the legal representatives of any of them, and affiliates of any of them and any member of an investment advisory board to the Placement Agent (each an "Indemnified Person") shall not be liable for the acts, receipts, neglects or defaults of any other Indemnified Person or for joining in any receipt or other act for conformity or for any loss or expense happening to the Fund through the insufficiency or deficiency of title to any property acquired by order of the Board of Directors of the Fund or Placement Agent for or on behalf of the Fund or for the insufficiency or deficiency of any security in or upon which any of the monies of the Fund shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited, or for any loss, damage or misfortune whatever which shall happen in the execution of the duties of the Indemnified Person's respective office or in relation thereto or for any loss or damage which may have happened as a result of any action or inaction which is taken in accordance with the advice or opinion of legal advisers or accountants engaged by the Fund in respect of the Fund's affairs (and any Indemnified Person shall be fully protected and justified in relying upon such advice or opinion) unless the same happen through his own wilful act or default.  Notwithstanding any of the foregoing to the contrary, the provisions of this section shall not be construed so as to relieve (or attempt to relieve) any Indemnified Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this section to the fullest extent permitted by law.

10.	Indemnification.

The Fund shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person from and against any loss, expense, judgment, settlement cost, fee and related expenses (including attorney's fees and expenses), costs or damages suffered or sustained by reason of being or having been a person in the class of Indemnified Persons or arising out of or in connection with action or failure to act on the part of such Indemnified Person with respect to the Fund, unless such act or failure to act was the result of the willful misfeasance, bad faith or gross negligence of such Indemnified Person.  The Fund will, in its discretion, upon advice of counsel to the effect that the Indemnified Person is not likely to be found not to be entitled to indemnification under the Agreement and Declaration of Trust or the By-laws of the Fund, advance to any Indemnified Person reasonable attorney's fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of such conduct.  In the event that such an advance is made by the Fund, it will be subject to repayment to the extent that it is finally judicially determined that the Indemnified Person was not entitled to indemnification.  The indemnification is not deemed to be exclusive of any other rights to which the indemnified parties may be entitled under any applicable statute, agreement, vote of the Members of the Fund or otherwise.

11.	Best Efforts.

The Placement Agent shall use its "best efforts" to solicit purchasers of the Units of the Fund.

12.	Termination and Amendment.

(a)
This Agreement shall become effective in this form as of the date set forth below and may be terminated at any time by either party upon 90 days' written notice to the other party.  This Agreement supersedes any prior sales agreements between the parties related to the subject matter detailed herein.

(b)	This Agreement may be amended by a writing signed by the parties hereto.

13.	Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to choice of law principles.
(b)
The Fund shall not be liable for any acts of the Placement Agent or any employee of the Placement Agent, and nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency, joint venture, or partnership.  The Placement Agent shall at all times be and be deemed to be an independent contractor.  The Placement Agent, its employees and agents shall, under no circumstances, have any authority to act for or to bind the Fund in any way or to sign the name of the Fund or to represent that the Fund is in any way responsible for the acts or omissions of the Placement Agent.

(c)	This Agreement sets forth the entire Agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereof.
(d)	This Agreement may be assigned only with the prior written consent of the other party thereto.
(e)
No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such wavier or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

(f)	If any provision of this Agreement is determined to be unenforceable the remaining provisions shall remain enforceable to the extent permissible.

(g)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed as of the day and year first written below.

NORTHERN TRUST SECURITIES, INC.

By:	/s/ Sheila M. Dorman
Authorized Signature
Title: Senior Vice President
Name: Sheila M. Dorman
Date: 6/30/2011

NT EQUITY LONG/SHORT STRATEGIES FUND

By:	/s/ Margret Duvall
Authorized Signature
Title: President
Name: Margret Duvall
Date: 5-26-11